Exhibit 99.1

ZS Pharma Announces Allowance of Two U.S. Patent Applications for ZS-9

Applications cover composition of matter and methods of treating hyperkalemia and carry a patent term to at least 2032

Coppell, Texas – July 8, 2014 – ZS Pharma, a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, announced today that it has received Notices of Allowance from the U.S. Patent and Trademark Office (USPTO) for U.S. Patent Application Numbers 13/371,080 and 14/036,489 for ZS-9 (sodium zirconium cyclosilicate), the Company’s product candidate in Phase 3 development for the treatment of hyperkalemia. The 13/371,080 Application describes compositions of matter that include ZS-9 and the 14/036,489 Application covers methods of treating hyperkalemia with compositions described in 13/371,080. The patents to be issued from these applications carry a patent term to at least 2032.

These patent issuances build upon the Company’s existing intellectual property portfolio and highlight the innovation underlying the Company’s novel, highly selective, high binding capacity, potassium ion trap for the potential treatment of hyperkalemia. Similar applications have been filed with the European Patent Office (EPO) and the Patent Cooperation Treaty (PCT). ZS Pharma also intends to develop additional intellectual property describing its technologies and their utilities.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma completed a 753-patient Phase 3 study, ZS003, which showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48 hour Induction Phase and then controlled potassium in the normal range throughout the 12 day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well-tolerated with an adverse event profile similar to placebo.

In March of 2014, ZS Pharma initiated ZS004, its second Phase 3 clinical trial of ZS-9. ZS004 is a randomized, double-blind, placebo-controlled study designed to confirm, over a longer treatment period, the positive results previously reported for ZS003. The Company also recently initiated ZS005, an open-label, 12 month, long-term maintenance study of ZS-9. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, congestive heart failure (CHF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission June 18, 2014, which is available from the SEC’s website (www.sec.gov) and on ZS Pharma’s website (www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Media Contact:

Denise Powell

BrewLife

dpowell@brewlife.com

510-703-9491

Source: ZS Pharma